Exhibit 21


List of Subsidiaries
of Heritage Media Corporation



        Name of Subsidiary               State of Incorporation

        1.      Heritage Media, Inc.                Delaware
        2.      Heritage Media Services, Inc.           Iowa
       	3.     	Heritage Broadcasting Group, Inc        Iowa
        4.      Rollins Telecasting, Inc.           Delaware
        5.      WCHS, Ltd.                              Iowa
        6.      WEAR-TV, Ltd.                           Iowa
       	7.     	Heritage-Wisconsin Broadcasting
                   Corporation                     Wisconsin
        8.      WIL Music, Inc.                     Missouri
        9.      WBBF, Inc.                          New York
        10.     KKSN, Inc.                          Delaware
        11.     Supermarket Radio Network, Inc.      Georgia
       	12.	    ACTMEDIA, Inc.	                     Delaware
        13.     Channel 25 Acquisition Corporation  Delaware
        14.     Heritage Media Management, Inc.         Iowa
        15.     WNNE-TV                              Vermont
        16.     KOKH, Inc.                          Delaware
        17.     KCFX-FM, Inc.                           Iowa
        18.     WVAE-FM, Inc.                           Iowa
        19.     ACTMEDIA Canada                       Canada
        20.     BLS Retail Resource Group             Canada
        21.     Evergreen Trading Company, Inc.  Connecticut
        22.     Actmedia New Zealand             New Zealand
        23.     Actmedia Australia                 Australia
        24.     Strategium Media, Inc.                Canada
        25.     ACTMEDIA properties, Inc.           Delaware
        26.     ACTMEDIA Services, Inc.             Delaware
        27.     ACTMEDIA Group, Inc.                Delaware
        28.     ACTMEDIA Europe                       Europe
        29.     Heritage GP, Inc.                   Delaware
        30.     HMCP, LTD                              Texas
        31.     DIMAC Corporation                   Delaware
        32.     DIMAC Direct Inc.                   Missouri
        33.     Palm Coast Data Inc.                Missouri
        34.     The McClure Group Inc.              Missouri
        35.     WMYU/WWST-FM                            Iowa
        36.     WFXC                                    Iowa



Pursuant to the requirement of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on March 13, 1996.



HERITAGE MEDIA CORPORATION



By/s/   David Walthall
David N. Walthall
President, Chief Executive Officer, and Director


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



/s/	James M. Hoak, Jr.		Chairman of the Board and Director
	______________
        James M. Hoak, Jr.

/s/	David N. Walthall		President , Chief Executive Officer and Director
	______________
        David N. Walthall                       (Principal Executive Officer)

/s/     James P. Lehr                   Senior Vice President
        __________________          Chief Accounting & Administrative Officer
        James P. Lehr                    (Principal Accounting Officer)

/s/     James S. Cownie                 Director
        ______________
        James S. Cownie

/s/     Joseph M. Grant                 Director
       ______________
        Joseph M. Grant

/s/	Clark A. Johnson		Director
	______________
        Clark A. Johnson

/s/     Alan R. Kahn                    Director
       ______________
        Alan R. Kahn

/s/     H. Berry Cash                  Director
      ______________
        H. Berry Cash

















HERITAGE MEDIA CORPORATION

Consolidated Financial Statements
"Form 10-K"

December 31, 1995 and 1994


(With Independent Auditors' Report Thereon)







Index to Consolidated Financial Statements


                                                                         Page
Consolidated Financial Statements:

Independent Auditors' Report                                            F-2

Consolidated Balance Sheets as of December 31, 1995 and 1994            F-3

Consolidated Statements of Operations for the years ended
December 31, 1995, 1994 and 1993                                        F-4

Consolidated Statements of Stockholders' Equity for the
 years ended December 31, 1995, 1994 and 1993                           F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1995, 1994 and 1993                                      F-6

Notes to Consolidated Financial Statements                              F-8


Financial Statement Schedules:

I.      Condensed Financial Information of Registrant
          as of December 31, 1995 and 1994 and for the
          years ended December 31, 1995, 1994 and 1993                 F-25

II.     Valuation and Qualifying Accounts for the years ended
          December 31, 1995, 1994 and 1993                             F-29





INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Heritage Media Corporation:


We have audited the consolidated financial statements of Heritage Media Corporation and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management.
Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heritage Media Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                               KPMG Peat Marwick LLP


Dallas, Texas
February 23, 1996



HERITAGE MEDIA CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 1995 and 1994

(Dollars in thousands)

      Assets                                                  1995      1994


Current assets:
 Cash and cash equivalents                               $    2,383     4,270
 Trade receivables, net of allowance for
  doubtful accounts of
  $4,033 in 1995 and $3,079 in 1994                          77,068    51,096
  Prepaid expenses and other                                  6,605     4,454
  Inventory                                                   5,008     5,711
  Deferred income taxes (note9)                               5,151     3,369
                                                              _____    _______
                                                             96,215     68,900
Property and equipment, net                                  56,155     54,799

Goodwill and other intangibles, net (note 1(b))             383,848    382,288
Other Assets                                                 14,793      8,160
                                                            _______    _______
                                                          $ 551,011    514,147
                                                            =======    =======
      Liabilities and Stockholders' Equity

Current liabilities:
  Note payable                                             $   5,000         -
  Current installments of long-term debt (note 4)              5,026     11,823
  Accounts payable and accrued expenses (note 3)              52,069     52,732
  Deferred advertising revenues                               25,219     13,864
  Other current liabilities                                    1,911      1,842
                                                           _________    ________
               Total current liabilities                      89,225     80,261

Long-term debt, excluding current portion(note 4)            334,839    339,702
Other long-term liabilities                                    2,531      1,569
Deferred income taxes (note 9)                                 4,016      3,369

Stockholders' equity (notes 4,5,6, and 7):
   Preferred stock, no par value, authorized 60,000,000
    shares; none issued                                           -           -
   Class A common stock, $.01 par value; 40,000,000 shares
    authorized, issued 17,743,359 shares in 1995 and 17,548,716
    shares in 1994                                               177         175
   Additonal paid-in capital                                 223,408     219,092
   Accumulated deficit                                      (101,643)   (128,214)
   Accumulated foreign currency translation adjustments       (1,088)     (1,353)
   Common stock in treasury, at cost (32,828 shares in
     1995 and 1994)                                             (454)       (454)
                                                             ________   __________
                  Total stockholders' equity                  120,400      89,246

Commitments and contingencies (notes 2, 8 and 10)           ________   ___________
                                                            $ 551,011     514,147
                                                             ========   ===========

See accompanying notes to consolidated financial statements









HERITAGE MEDIA CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 1995, 1994 and 1993

(Dollars in thousands,except share information)



                                   1995             1994         1993
Net Revenues:                      _____           _____         ______
  In-store marketing             $ 346,392         230,111       216,319
  Television                        45,596          46,732        41,517
  Radio                             43,788          40,785        33,369
                                 __________     ___________     _________
                                   435,776         317,628        291,205
                                 __________     ____________     ________
Costs and expenses:
  Cost of services:
     In-store marketing            224,446         128,176         131,449
     Television                     10,586          10,836          10,166
     Radio                          12,112          11,958           9,477
  Selling,general & administrative  84,216          76,600          71,760
  Depreciation                      16,115          14,676          16,268
  Amortization of goodwill and
     other assets                   14,507          12,622          11,912
  Other costs (notes 1(f)and 8)       781           4,922           5,178
                                   ________        ________        ________
                                   362,763         259,790         256,210
                                   ________        ________        _________
      Operating income              73,013          57,838          34,995
                                  __________      _________        __________


Other expense:
   Interest (note 4)               (34,677)         (30,373)        (31,515)
   Other,net (note 2)               (2,632)          (2,424)           (459)
                                  __________       __________     ___________
                                   (37,309)         (32,797)        (31,974)
                                  ___________      ___________    ___________

    Income before income
     taxes and extraordinary item    35,704           25,041          3,021

   Income taxes (note 9)              9,133            2,742          2,944
                                    ________         ________        _________
       Income before
       extraordinary item            26,571           22,299              77

Extraordinary item -
 gain on early extinguishment of
   debt (note 4)                         -                -              435
                                  ___________        _________       _________

          Net Income               $ 26,571           22,299             512
                                  ============      ============     ==========
   Net income (loss) applicable
   to common stock (note 1 (j))   $  26,571            2,648           (4,810)
                                  ============      =============    ===========
Weighted average common shares
  outstanding                      17,676,484        17,380,901       16,314,023
                                  ============      ==============   ============
Earnings (loss) per common share
(note 1(j)):
  Before extraordinary item           $1.50                  .15            (.32)
  Extraordinary item                      -                    -             .03
                                     ______               _______        _________
   Net earnings (loss)                $1.50                  .15            (.29)
                                     =======              ========       ==========


See accompanying notes to consolidated financial statements.



HERITAGE MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(Dollars in thousands)

                                                                                                Accumulated
                                                                                         foreign
                                                                Additional              currency                   Total
                              Preferred     Common Stock         paid-in   Accumulated translation  Treasury   stockholders'
                               stock   Class A   Class B Class C capital    deficit    adjustments   stock        equity
                              ________ ______   ________ _______ _______    _________  ___________  _________   ____________

Balance at December 31,1992    $16,195  113        16      41     201,986   (126,052)     (632)       (454)       91,213
Issuance of shares to retirement
  savings plan                      -     1         -       -         471          -         -           -           472
Conversion of Class B common stock  -     8        (16)     -           8          -         -           -             -
Exercise of employee stock options  -     1         -       -         278          -         -           -           279
Excess of purchase price over
 carrying amount of settlement rights
 retired                            -     -         -       -          -         (16)        -           -           (16)
 Accretion of settlement rights     -     -         -       -          -      (3,525)        -           -         (3,525)
 Preferred stock dividends          -     -         -       -          -      (1,781)        -           -         (1,781)
 Foreign currency translation
   adjustment                       -     -         -       -          -          -        (512)         -           (512)
Net income                          -     -         -       -          -          512         -          -            512
                                 _______ ______  ________  ______  ________   ________     _______   ________    ___________
Balance at December 31,1993      16,195   123       -        41    202,743    (130,862)     (1,144)    (454)       86,642
Conversion of preferred stock   (16,195)    4       -         7     16,184          -          -         -             -
Conversion of Class C common
 stock, net of expenses              -     48       -       (48)     (276)          -          -         -           (276)
 Exercise of employee stock options  -      -       -         -       441           -          -         -            441
 Accretion of settlement rights      -      -       -         -        -       (19,503)        -         -        (19,503)
 Preferred stock dividends           -      -       -         -        -          (148)        -         -           (148)
 Foreign currency translation
   adjustments                       -      -       -         -        -            -         (209)      -           (209)
Net income                           _      _       _         _        _        22,299         -         -         22,299
                                 _______ ______  ________  ______  ________   ________     _______   ________    ___________
Balance at December 31,1994          -    175       -         -    219,092     (128,214)     (1,353)    (454)       89,246
Exercise of employee stock options,
  including tax benefit              -      1       -         -      1,617          -            -        -          1,618
Foreign currency translation
  adjustment                         -      -       -         -        -            -          265        -            265
Settlement of stock appreciation
  rights                             -      1       -         -      2,699          -           -         -          2,700
Net income                           -      -       -         -         -       26,571          -         -         26,571
                                 _______ ______  ________  ______  ________   ________     _______   ________    ___________
Balance at December 31,1995     $    -    177       -         -    223,408    (101,643)    (1,088)      (454)      120,400
                                 _______ ______  ________  ______  ________   ________     _______   ________    ___________
                                 _______ ______  ________  ______  ________   ________     _______   ________    ___________


See accompanying notes to consolidated financial statements.


HERITAGE MEDIA CORPORATION

Consolidated Statement of Cash Flows

Years ended December 31, 1995, 1994 and 1993

(Dollars in thousands)

                                                             1995        1994       1993
                                                           _______      ______     ______
Cash flows from operating activities:
  Net income                                              $ 26,571      22,299        512
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Stock appreciation rights                                      -       4,922        500
  Depreciation                                              16,115      14,676     16,268
  Amortization:
     Broadcast program rights                                2,137       2,300      2,188
     Goodwill and other assets                              14,507      12,622     11,912
  Debt issuance costs                                          738         717        651
  Writedown of program rights                                  781          -       1,678
  Write-off of foreign investment                            3,596          -          -
  Write-off of fixed assets                                    348         570      1,685
  (Gain)loss on sale of assets                              (2,358)      1,439         -
  Gain on early extinguishment of debt                          -           -        (435)
  Other                                                       (785)       (444)       117
  Changes in certain assets and liabilities, net of
    effects of acquisitions:
      Accounts receivable                                  (21,424)     (1,123)      (345)
      Other assets                                          (2,269)       (385)       597
      Accounts payable and accrued expenses                  5,153      (3,459)     2,273
      Deferred advertising revenue                          10,694      (4,501)     3,329
                                                           _______      ______   ________
         Net cash provided by operating activities          53,804      49,633     40,930
                                                           _______      ______   ________
Cash flows from investing activities:
  Acquisitions, net of cash acquired                       (18,973)     (6,926)    (5,106)
  Capital expenditures                                     (15,088)    (13,271)   (18,534)
  Purchases of investments                                  (9,200)         -           -
  Sale of investments                                        5,309          -           -
  Proceeds from sale of property and equipment               1,500       3,999        152
  Purchase of in-store marketing rights                       (973)     (1,662)      (834)
                                                            _______      ______   ________
         Net cash provided by investing activities         (37,425)    (17,860)  (24,322)
                                                            _______     ______   ________

Cash flows from financing activities:
  Long-term borrowings                                     $118,256     114,626    91,970
  Retirements:
    Long-term debt                                         (130,776)   (103,676)  (96,795)
    Other long-term liabilities                              (2,249)     (2,834)   (4,235)
  Issuance of common stock                                      676         441       279
  Retirement of settlement and stock appreciation rights     (3,800)    (39,017)   (2,848)
  Dividends on preferred stock                                   -         (445)   (1,781)
  Payment of offering costs                                      -         (276)       -
  Payment of debt issuance costs                               (373)       (738)       -
                                                              _______      ______   ________
        Net cash used by financing activities                (18,266)     (31,919)(13,410)
                                                              _______     ______   ________

Net change during year                                        (1,887)       (146)   3,198

Cash and cash equivalents at beginning of year                 4,270       4,416    1,218
                                                             _______      ______   ________
Cash and cash equivalents at end of year                     $ 2,383       4,270    4,416
                                                             _______      ______   ________
                                                             _______      ______   ________

Cash paid for interest                                      $ 34,348      29,906   31,141
                                                             _______      ______   _______
                                                             _______      ______  ________

Cash paid for income taxes                                  $  3,352       4,575    3,160
                                                              _______      ______  ________
                                                              _______      ______  ________


See accompanying notes to consolidated financial statements.



HERITAGE MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements



(1)     Organization and Summary of Significant Accounting Policies

        Heritage Media Corporation ("HMC" or "the Company"), through
        Heritage Media Services, Inc. ("HMSI"), a wholly-owned subsidiary, operates in three segments - in-store marketing and television and radio broadcasting. The Company's in-store marketing operations are conducted in the United States, Canada, New Zealand and Australia. Broadcasting operations are conducted in the United States.

(a)     Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

(b)     Acquisitions, Goodwill and Other Intangibles

        The cost of acquired companies is allocated first to identifiable assets and liabilities based on estimated fair market values. The excess of cost over identifiable assets and liabilities is recorded as goodwill and amortized over a period of 40 years. Costs allocated to identifiable intangible assets are amortized over the remaining estimated useful lives of the assets as determined by underlying contract terms or independent appraisals. Useful lives of license agreements and other intangibles are 15-25 and 4-10 years, respectively.

        Goodwill and other intangibles at December 31, 1995 and 1994 are summarized as follows (thousands of dollars):



                                                          1995     1994
                                                          ____     ____
          Goodwill, net of accumulated amortization
             of $65,484 and $53,625                    $353,332   363,696
          License agreements, net of accumulated
             amortization of $1,458 and $678             23,783    12,742
          Other,net of accumulated amortization of
                $4,285 and $2,861                         6,733     5,850
                                                        ________  ________
                                                        $383,848  $382,288
                                                        ________  ________
                                                        ________  ________


The Company continually reevaluates the propriety of the carrying amount of goodwill and other intangibles as well as the related amortization period to determine whether current events and circumstances warrant adjustments to the carrying values and/or revised estimates of useful lives. This evaluation is based on the Company's projection of the undiscounted operating income before depreciation, amortization and interest over the remaining lives of the amortization periods of related goodwill and intangible assets.
The projections are based on the historical trend line of actual results since the commencement of operations and adjusted for expected changes in operating results. To the extent such projections indicate that the undiscounted operating income (as defined above) is not expected to be adequate to recover the carrying amounts of related intangibles, such carrying amounts are written down by charges to expense in amounts equal to the excess of the carrying amount of intangible assets over related undiscounted operating income. At this time, the Company believes that no significant impairment of the goodwill and other intangibles has occurred and that no reduction of the estimated useful lives is warranted.

(c)     Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1994, cash equivalents were comprised of overnight repurchase agreements totalling $2,998,000 (none in 1995).

(d)     Inventory

Inventory consists of display devices used in the Company's in-store marketing programs. Such amounts are stated at the lower of average cost or market.

(e)     Property and Equipment

Property and equipment is recorded at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the assets. The useful lives and the amounts of the Company's property and equipment at December 31, 1995 and 1994 are as follows (thousands of dollars):

                                      Useful life   1995    1994
                                      ___________   _____  ______
In-store marketing equipment           3-5 years   $49,670  46,206
Broadcasting equipment                 5-25 years   38,416  35,166
Buildings and improvements            12-30 years    9,191   8,440
Other equipment                        4-8 years     9,592   8,586
Land                                                 2,460   2,460
                                                  _________ _______
                                                  109,329   100,858
Less accumulated depreciation                      53,174    46,059
                                                 _________  ________
 Net property and equipment                      $ 56,155    54,799
                                                 =========  ========




The Company continually reevaluates the propriety of the carrying amount of property and equipment and the estimated useful lives used for depreciation. During the year ended December 31, 1993, the Company recorded a writedown of in-store marketing equipment of $1,685,000 in connection with certain changes in the Company's in-store radio marketing delivery system (see note 8).

(f)     Broadcast Program Rights

Broadcast program rights are recorded as assets and liabilities at their gross amounts when the programs are available for telecasting. The assets are carried at the lower of cost or estimated net realizable value and are classified as current or noncurrent based upon the expected use of the programs in succeeding years. The contract liabilities are classified as current or noncurrent in accordance with contract payment terms. Costs are charged to operations by the straight-line method over the contract period.

The Company continually reevaluates the propriety of the carrying amounts of broadcast program rights to determine if circumstances warrant adjustments to the carrying values. This evaluation is based on the Company's projection of undiscounted program revenues over the remaining contract term. To the extent the carrying amount of a program asset exceeds such revenues, the excess is charged to expense. As a result of this evaluation, the Company recorded writedowns of program rights of $781,000 and $1,678,000 during the years ended December 31, 1995 and 1993, respectively.

(g)     Other Assets

        Investments in marketable securities are generally made by the Company in contemplation of an acquisition or other long-term investment objectives and accordingly are classified as available for sale. Such investments are recorded at their fair value based on quoted market prices for the underlying security. Unrealized gains and losses on investments are reported as a separate component of stockholders' equity. During the year ended December 31, 1995, the Company sold an investment in marketable securities for net proceeds of $5,309,000 and recognized a gain on the sale of $1,601,000. At December 31, 1995, the fair market value of investments in marketable securities is $5,507,000 (included in other assets), which approximates cost, and is comprised solely of an investment in DIMAC Corporation ("DIMAC") common stock.
        The Company did not make investments in marketable securities during 1993 or 1994.

        Debt issuance costs are amortized to interest expense using the interest method over the period of the related debt agreement.

(h)     Revenues

        Revenues from in-store marketing are derived primarily from providing advertising, promotion and production services in retail stores and by selling advertising time to national advertisers on an in-store music entertainment network. Revenues from in-store marketing are recognized over the contract period of the related advertising program as the services are performed and revenues from advertisements on the in-store music network are recognized when the commercial is aired. Advance payments received from advertisers relating to contracted in-store marketing advertising programs are recorded as deferred advertising revenues until they are earned.

        Television and radio broadcasting revenues are primarily derived from local, regional and national advertising and network compensation. Advertising revenues are recognized upon the airing of commercials, while network revenues are recognized monthly as earned. Revenues are presented net of advertising agency and national sales representatives' commissions.

(i)     Barter Transactions

        The Company exchanges unsold advertising time for products and services. These transactions are reported at the estimated fair market value of the product or service received. Barter revenues are recorded when the commercials are broadcast and barter expenses are recorded when merchandise or services are used. If merchandise or services are received prior to the broadcast of a commercial, a liability is recorded. Likewise, a receivable is recorded if a commercial is broadcast before the goods or services are received. Barter amounts are not significant to the Company's consolidated financial statements.

(j)     Earnings (Loss) Per Share

        Earnings (loss) per common share is computed by dividing net income, adjusted for accretion and premium on retirement of the settlement rights and dividends on preferred stock for applicable years by the weighted average number of Class A and Class C common shares, and one-half of the weighted average number of Class B common shares, outstanding during each year. Common stock purchase options, preferred stock and settlement rights have been excluded from the computation as their effect is either antidilutive or immaterial. Following is a reconciliation of net income to net income (loss) applicable to common stock for the years ended December 31, 1995, 1994 and 1993 (thousands of dollars):

                                             1995       1994     1993
                                             ____      ______   _______

Net Income                                 $26,571     22,299     512
Accretion on premium on retirement
     of settlement rights                        -    (19,503) (3,541)
Dividends on preferred stock                     -       (148) (1,781)
                                           _______    ________  _______
           Net income (loss) applicable
            to common stock                $26,571      2,648  (4,810)
                                          =========   ======== ========



(k)     Income Taxes

        The Company provides for deferred taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for net operating loss carryforwards and the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered.

(l)     Foreign Currency Translation

        For foreign operations, the balance sheet accounts are translated at the current year-end exchange rate and income statement items are translated at the average exchange rate for the year. Resulting translation adjustments are presented as a separate component of stockholders' equity. Foreign transaction exchange gains and losses are recognized as income or expense; such amounts were not material in any of the years presented.


(m)     Derivative Financial Instruments

        The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate risks related to interest on the Company's outstanding debt.

        As interest rates change under interest rate swap agreements, the differential to be paid or received is recognized as an adjustment to interest expense. The Company is not exposed to credit risk as its interest rate swap agreements are with the participating banks under the Company's senior credit facility.

(n)     Disclosure of Certain Significant Risks and Uncertainties

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers and the geographic diversification of the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained.
        At December 31, 1995 and 1994, no receivable from any customer exceeded 5% of stockholders' equity and no customer accounted for more than 10% of net revenues in 1995, 1994 or 1993.

(o)     Reclassifications

        Certain reclassifications have been made in the prior years' consolidated financial statements to conform to the 1995 presentation.

(2)     Acquisitions and Dispositions

(a)     In-store Marketing

        On February 1, 1994, the Company acquired for $2,000,000 the assets of two in-store marketing companies operating in New Zealand and Australia.

        On October 26, 1994, the Company acquired the stock of Strategium Media, Inc., a Canadian in-store marketing company, for $17,811,000. The acquisition was financed with proceeds of a bank credit agreement with two Canadian banks (note 4).

        On January 1, 1995, the Company completed its acquisition of Powerforce Services, an in-store merchandise services company, for $7.3 million.

        In December 1995, the Company recognized a write-off of $3,596,000 as a result of the disposition of its in-store marketing subsidiary in The Netherlands in January 1996.

(b)     Television and Radio

        During the years ended December 31, 1995, 1994 and 1993, the Company acquired the following FM radio stations (thousands of dollars):

                       Station/market                Date             Cost
                     __________________             ______          ________

                     WKLX/Rochester, NY             July 22,1993    $  4,918
                     WEZW/Milwaukee,WI              January 6,1994     6,021
                     KRJY/St.Louis,MO               March 15,1994      7,754
                     KXYQ/Portland,OR               June 15,1995       7,397
                     KKCJ/Kansas City,MO            July 25, 1995      7,785



        On October 11, 1994, the Company sold television station KDLT-TV in Sioux Falls, South Dakota, for $3,999,000, and recognized a loss on the sale of $1,439,000.

        On September 13, 1995, the Company sold the intellectual assets (including format, call letters and trade name) of WOFX-FM in Cincinnati, Ohio, for $1,500,000 and recognized a gain on the sale of $800,000.

        The acquisitions discussed above were recognized in the consolidated financial statements as follows (thousands of dollars):


                                          1995        1994      1993
                                        _________  _________   ________

Working capital deficit                 $ (4,466)    (2,765)     (732)
Goodwill and other intangibles            20,997     33,319     4,972
Other noncurrent assets                    3,166      1,574       866
Long-term debt                              (152)   (25,025)        -
Other long-term liabilities                 (572)      (177)        -
                                        _________  _________   ________
       Total cash paid, net of cash     $ 18,973      6,926     5,106
         acquired                       =========  =========  =========





(c)     Pro Forma Information (Unaudited)

        The following summary presents selected unaudited pro forma consolidated information for the Company and its subsidiaries assuming the acquisitions and dispositions of (a) the radio and television stations acquired and sold during 1995 and 1994 and
        (b) the in-store marketing companies acquired during 1995 and 1994 had occurred on January 1, 1994 (thousands of dollars, except per share information):

                                              Years ended
                                              December 31,
                                              ___________
                                          1995          1994
                                         ______       _______

Net revenues                           $436,645       385,767

Net income                               25,335        20,707

Net earnings per common share             $1.43           .06



       If the pro forma information were further adjusted to give effect to the 1994 settlement rights retirements discussed in note 5 and the conversion of preferred stock discussed in note 6, as if such transactions had also occurred on January 1, 1994, the net income and net income per common share would have been $19,114,000 and $1.10 for the year ended December 31, 1994.

       The pro forma amounts assume that the financing requirements of the acquisitions were met by actual debt issuances, assuming that all such financings were completed on January 1, 1994. The pro forma amounts are not necessarily indicative of what the results would actually have been if the transactions had been consummated earlier and are not intended to be an indication of operating results expected to be achieved in the future.

(d)     Subsequent Events

        On February 7, 1996, the Company sold KEVN-TV in Rapid City,
        South Dakota, for $14,000,000 and recognized a gain of approximately $6,000,000 upon closing.

        On February 21, 1996, the Company acquired DIMAC for cash in a transaction valued at approximately $260,000,000. Under the terms of the merger agreement, each of the approximately 6.5 million shares of DIMAC common stock were exchanged for merger consideration of $28. The merger was accounted for by the Company as a purchase. The Company financed the merger through a combination of bank borrowings and the issuance of $175,000,000 of 8.75% subordinated debentures.

        On February 23, 1996, the Company acquired WMYU-FM and WWST-FM serving the Knoxville, Tennessee market for $6,500,000.

(3)     Accounts Payable and Accrued Expenses

        Accounts payable and accrued expenses at December 31, 1995 and 1994 are summarized as follows (thousands of dollars):

                                               1995              1994
                                             ________           _______

Accounts Payable                             $ 17,329           16,906
Payroll and employee benefits                   8,314           12,636
Store commissions                               8,906            9,109
Interest                                        2,423            2,871
License fees                                      511              677
Other                                          14,586           10,533
                                             ________           _______
                                             $ 52,069           52,732
                                             ========          ========

(4)     Long-term Debt

        Long-term debt at December 31, 1995 and 1994 is summarized as follows (thousands of dollars):

                                            1995               1994
                                           ______            _______
Senior Notes (a)                         $ 150,000            150,000
Credit agreement (b)                       113,400            121,000
Senior subordinated notes (c)               50,000             50,000
Canadian credit agreement (d)               15,674             19,165
Other (e)                                   10,791             11,360
                                        ____________         __________
                                           339,865            351,525
Less current installments                    5,026             11,823
                                        ____________         __________
                                        $  334,839            339,702
                                        ============        ===========





(a)     HMSI has outstanding $150 million of 11% Senior Secured Notes
("the Senior Notes") due June 15, 2002. The Senior Notes are redeemable, in whole or in part, at HMSI's option at any time on or after June 15, 1997, at amounts decreasing from 105.5% to 100% of par on June 15, 1999. The Senior Notes rank on a parity with the obligations of HMSI under its credit agreement, are guaranteed by HMC and HMSI's domestic subsidiaries and are secured by a pledge of capital stock of HMSI and its domestic subsidiaries.

(b) HMSI maintains a credit agreement ("the Credit Agreement") with a group of banks providing for a $76.4 million term loan and a reducing revolving credit facility of up to $75 million. Quarterly principal payments under the Credit Agreement commence on March 31, 1997 and continue until June 1999, when the balance is due. At December 31, 1995, $38 million of additional borrowings were available under the Credit Agreement. HMSI pays an annual commitment fee equal to 0.5% of the unadvanced portion of the Credit Agreement. Loans under the Credit Agreement bear interest at rates based on the agent bank's base rate, a Eurodollar rate or a CD rate plus a margin depending on HMSI's ratio of consolidated total debt to operating cash flow (as defined). At December 31, 1995, the interest rates were 6.5%
- 8.5% under the Eurodollar and base rate options. The loans under the Credit Agreement are secured by the stock of substantially all subsidiaries of the Company.

(c) The Company has outstanding $50 million of 11% Senior Subordinated Notes ("the Notes") due October 1, 2002. The Notes are redeemable, in whole or in part, at the Company's option at any time on or after October 1, 1997, at amounts decreasing from 105.5% to 100% of par at October 1, 1999. The Notes are subordinated to the Senior Notes, HMSI's credit agreement and all other indebtedness of the Company and its subsidiaries.

(d) The Company's Canadian subsidiary maintains a credit agreement with two Canadian banks providing for a Cdn $27 million (US $19 million) term loan and a Cdn $2 million (US $1.4 million) revolving credit facility.
At December 31, 1995, approximately Cdn $2 million of additional borrowings were available under this credit agreement. Repayments under the term loan are made quarterly, commencing September 30, 1995, and continue through December 1999. Borrowings under this credit agreement bear interest at the lender's prime rate plus the applicable margin. At December 31, 1995, the interest rate was 9%. Borrowings under this credit agreement are guaranteed by HMC and secured by the assets of Strategium Media, Inc.

(e) Other debt bears interest at varying rates ranging from 6% to 11% at December 31, 1995 and consists primarily of notes payable, capital lease obligations and industrial development revenue bonds due in varying amounts through 2004. During 1993, the Company extinguished certain outstanding indebtedness with a face amount of $3,235,000 prior to scheduled maturity, resulting in an extraordinary gain of $435,000.

The loan agreements described above require the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios and they contain substantial limitations on, or prohibitions of, dividends, additional indebtedness, liens, capital expenditures, asset sales and certain other items.

In August 1995, the Company entered into several two-year interest rate swap agreements with a combined notional principal amount of $50 million to more proportionately balance the mix of floating and fixed rate debt.
Of the total $50 million, $40 million matures on June 15, 1997 and the remaining $10 million matures on August 1, 1997. Under these arrangements, the Company will receive an average rate of 6.13% during the term of these agreements and will pay the respective six month LIBOR rate at each of the three reset periods (every six months). The six month LIBOR rate on the day these agreements were executed was 5.90%. The impact of the swap agreements on interest expense for the year ended December 31, 1995 was not material.

The Company is currently highly leveraged, and it is expected to continue to have a high level of debt for the foreseeable future. As a result of its leverage and in order to repay existing indebtedness, the Company will be required to generate substantial operating cash flows.
The ability of the Company to meet these requirements will depend on, among other things, prevailing economic conditions and financial, business and other factors, some of which are beyond the control of the Company.
Further, being primarily a holding company of operating companies through HMSI, the Company's ability to repay its indebtedness incurred at the parent company level will be limited by restrictions on the ability of HMSI under the Credit Agreement and Senior Note Indenture to declare and pay dividends to the Company. Under the Credit Agreement, which is the most restrictive of the loan agreements at December 31, 1995, the total amount of dividends that could be paid by HMSI to the Company was $33,607,000. Such dividends are not permitted if, as a result of such payments, a default would occur under the Credit Agreement. As a result of the foregoing restrictions, consolidated net assets of HMSI totaling approximately $138,485,000 at December 31, 1995 are not available to the Company to pay dividends or repay debt.

Aggregate annual maturities of long-term debt for each of the years in the five year period ending December 31, 2000 are $5,026,000; $17,372,000; $66,000,000; $47,762,000; and $263,000, respectively.


(5)     Settlement Rights

In connection with the Actmedia acquisition in 1989, the Company issued approximately 7,553,000 settlement rights. These rights originally entitled the holders to receive cash or Class A or Class C common stock having a value equal to approximately 18% of the fair market value of the business, properties and assets of Actmedia as a going concern at specified future dates. The settlement rights were initially recorded at their estimated fair value at the date of issuance which approximated $7,553,000. From time to time the Company estimated the value of the settlement rights and, to the extent that such estimates exceeded the carrying value, such excess was accreted by the interest method to accumulated deficit over the appropriate accounting period. During the year ended December 31, 1994, all remaining outstanding settlement rights were retired by the Company for cash of $39,017,000, which resulted in the recognition of settlement rights accretion of $19,503,000, or $1.12 per share.

(6)     Stockholders' Equity

Each share of Class A common stock is entitled to one vote.  On
March 30, 1992, the shareholders approved the elimination of the Class B common stock effective upon the conversion of each share of Class B common stock to one-half share of Class A common stock. All remaining shares of Class B common stock outstanding at December 31, 1992 were converted to Class A common stock upon approval by the FCC on July 20, 1993. Thereafter, the authorization of Class B common stock was eliminated from the Company charter.

The Company has authorized 60,000,000 shares of preferred stock which can be issued in series with varying preferences and conversion features as determined by the Company's Board of Directors. In February 1992, the Company issued 22,117 shares of Series B preferred stock and 139,828 shares of Series C preferred stock at $100 per share. Each share of preferred stock accrued cumulative dividends at an annual rate of $11 per share, payable quarterly, and unpaid dividends accrued an amount equal to 11% per annum. On February 1, 1994, the Company redeemed all outstanding shares of preferred stock by the issuance of 429,609 shares of Class A and 693,560 shares of Class C common stock.

In August 1994, the Company adopted a rights plan which provided for the distribution of one right for each outstanding share of the Company's Class A or Class C common stock. The rights, which were distributed on August 29, 1994, entitle the holder to buy 1/100 of a share of Series A Junior Participating Preferred Stock ("Series A preferred stock") for
$70 per share. Each share of Series A preferred stock entitles the holder to, among other things, 100 votes on all matters submitted to a vote of the Company's shareholders. The rights are exercisable only if a person or group, other than the Company and certain related entities, acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by such person or group of 15% or more of the Company's common stock. No value was assigned to the rights for accounting purposes.

During 1994, the holders of all outstanding shares of Class C common stock converted such shares into an equal number of shares of Class A common stock.


(7)     Employee Benefit Plans

The Company has a nonqualified employee incentive stock option plan under which options to purchase a total of 1,500,000 shares of the Company's Class A common stock may be granted to key employees, officers and directors. The purchase price may not be less than market value at the date of grant without approval of the Board of Directors. The options granted under such plan are exercisable beginning two years from date of grant and expire ten years from date of grant.

Following is a summary of activity in the option plan for the years ended December 31, 1993, 1994 and 1995:

                                           Shares         Option
                                         under option  price per share
                                        _____________ ________________
Balance at December 31,1992                641,551      $4.00-20.50
Granted                                    238,100      11.00-19.88
Exercised                                  (35,673)      9.76-17.25
Cancelled                                  (27,044)      7.50-20.50
                                        _____________
Balance at December 31, 1993               816,934       4.00-20.50
Granted                                    315,500      19.75-24.25
Exercised                                  (52,521)      4.00-20.50
Cancelled                                  (92,500)      4.00-24.25
                                        _____________
Balance at December 31, 1994               987,413       6.25-24.25
Granted                                    354,000      26.63-29.50
Exercised                                  (89,624)      4.00-20.50
Cancelled                                  (18,067)      4.00-25.75
                                        _____________
Balance at December 31,1995              1,233,722       6.25-29.50
                                        =============
Options exercisable at December 31,1995    577,554
                                        =============
Shares available for grant                  23,170
                                        =============



The Company has a Retirement Savings Plan ("the Plan") whereby participants may contribute portions of their annual compensation to the Plan and certain contributions may be made at the discretion of the Company based on criteria set forth in the Plan agreement. Participants are generally 100% vested in Company contributions after five years of employment with the Company.
For the years ended December 31, 1995, 1994 and 1993, Company expenses under the Plan were approximately $903,000, $854,000 and $809,000, respectively.

Effective January 1, 1995, the Company established a nonqualified deferred contribution plan for full-time, highly compensated members of Company management whereby participants may defer up to 25% of their compensation (as defined) on a pre-tax basis. The Company may match participants' deferrals at its discretion and currently provides for a match of 100% of a participant's deferral up to 5% of eligible compensation. Amounts contributed to the plan earn interest at a rate determined by the Company annually (currently 6%). Participants are 100% vested in their contributions to the plan and the related earnings and vest in matching contributions of the Company and the related earnings if they are employed by the Company on the last day of the plan year. Company expenses under the plan, including matching contributions and interest, were $349,000 for the year ended December 31, 1995.

(8)     Other Costs

In 1993, the Company made the decision to upgrade its existing in-store marketing radio network to a satellite-based delivery system. As a result, certain personnel and facilities utilized by the former tape-based system were no longer needed in the Company's operations. During the fourth quarter of 1993, the Company recorded a provision for the following writedowns and costs in connection with the change (thousands of dollars):


Writedown of in-store marketing equipment and
   leashold improvements                          $1,685
Accrued lease and contract obligations               477
Accrued severance                                    277
Other                                                611
                                                 ________
                                                 $ 3,000
                                                 =======


The system upgrades began in October 1993 and continued into 1994.
The writedown of related equipment and leasehold improvements represents the net book value of such assets at the time the decision was made.
In 1994, the Company paid all costs accrued in 1993 together with $450,000 of additional costs which were charged to expense in 1994.

The Company had a Stock Appreciation Rights Plan ("the SAR Plan") under the terms of which certain Actmedia employees could be granted a total of 250,000 stock appreciation units. Upon termination of the Plan in January 1995, unit holders received payments aggregating $6,522,000 which consisted of cash of $3,800,000 and 105,900 shares of the Company's Class A common stock with a total value of $2,700,000. The shares issued upon termination of the SAR Plan cannot be sold by the unit holders until January 1996. For the years ended December 31, 1994 and 1993, compensation expense accrued under the SAR Plan was $4,922,000 and $500,000, respectively.


(9)     Income Taxes

Income tax expense (benefit) for the year ended December 31, 1995 consists of (thousands of dollars):

                                     U.S.       State and
                                   federal        local     Foreign       Total
                                    ___________   ___________ _________  ______
Curent                            $ 2,577         2,820         28       5,425
Deferred                             (987)        (148)         -       (1,135)
Utilization of tax benefits of
 acquired entities, credited to
 goodwill                           4,495           -          -         4,495
Compensation expense from stock
  options in excess of amounts
  recognized for financial
  reporting purchases, credited
  to addtional paid-in capital        348           -          -           348
                                 ___________   ___________ _________  ______
                                 $  6,433         2,672          28      9,133
                                   ===========  ============ ========= =======



Income tax expense attributable to income from continuing operations for the years ended December 31, 1994 and 1993 of $2,742,000 and $2,944,000,
respectively, consisted primarily of current state income taxes.

Income tax expense for the years ended December 31, 1995, 1994 and 1993 differed from the amounts computed by applying the statutory U.S. federal income tax rates to income before income taxes and extraordinary item as a result of the following (thousands of dollars):

                                               1995     1994     1993
                                              _______  _______  _______
Computed "expected" tax expense              $ 12,496    8,764  1,057
Increase(reduction) in income taxes
  resulting from:
    Utilzation of net operating losses         (8,696) (10,645) (2,627)
    Amortization of goodwill                    3,618    3,966   3,131
    Other, net (primarily state income taxes)   1,715      657   1,383
                                              _______  _______  _______
              Income tax expense per financial
                statements                    $ 9,133    2,742    2,944
                                              ========  =======  ======


The valuation allowance related to deferred tax assets was reduced by $13,539,000, $10,645,000 and $2,627,000 in the years ended
December 31, 1995, 1994 and 1993.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1995 and 1994 are presented below (thousands of dollars):



                                              1995     1994
                                            ________ ________
Deferred tax assets:
   Net operating loss carryforwards          $    -    14,282
   Capital loss carryforwards                 1,447     2,417
   Other                                      4,250     3,226
                                            ________ ________
        Total gross deferred tax assets       5,697    19,925
   Less valuation allowance                       -   (13,539)
                                            ________ ________
        Total deferred tax assets             5,697     6,386
                                            ________ ________

Deferred tax liabilities:
   Property and equipment, primarily due to
    differences in depreciation               4,512    6,067
   Other                                         50      319
                                            ________ ________
             Total deferred tax liabilities   4,562    6,386
                                            ________ ________
             Net deferred tax asset         $ 1,135        -
                                            ======== ========





In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.
The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon these considerations, deferred tax assets have been recognized to the extent that they are expected to be realized through reversals during the carryforward period of existing taxable temporary differences giving rise to deferred tax liabilities and the anticipation of the sale of KEVN-TV in February 1996.

Deferred tax assets and liabilities are computed by applying the U.S. federal and state income tax rates in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss and capital loss carryforwards.

At December 31, 1995, the Company has capital loss carryforwards for tax of purposes approximately $4,135,000 which are available to offset future capital gains through 1997.

(10)    Commitments and Contingencies

(a)     Leases and Contracts

The Company and its subsidiaries lease certain real property, transportation and other equipment under noncancellable operating leases expiring at various dates through 2010. The Company also has long-term contractual obligations to two major broadcast ratings firms that provide monthly ratings services. Minimum commitments under all noncancellable leases and contracts for the years ending December 31, 1996 through 2000 were $10,916,000, $7,260,000, $5,075,000, $3,408,000 and $2,481,000, respectively.


Lease, rental and contractual expense for the years ended December 31, 1995, 1994 and 1993 amounted to approximately $10,840,000, $8,139,000 and
$7,907,000, respectively.

(b)     Broadcast Program Rights

The Company has entered into contracts for broadcast program rights that expire at various dates during the next five years. Contracts totaling approximately $516,000 relate to programs which are not currently available for use and, therefore, are not reflected as assets or liabilities in the accompanying consolidated balance sheet at December 31, 1995. The aggregate minimum payments under contracts for programs currently available (those included on the consolidated balance sheet at December 31, 1995) and programs not currently available (those not included on the consolidated balance sheet at December 31, 1995) are approximately $1,911,000, $869,000, $547,000 and $23,000 for the years ending December 31, 1996 through 1999, respectively.

The Company entered into contracts for broadcast program rights of approximately $2,200,000, $2,129,000 and $2,084,000 during the years ended December 31, 1995, 1994 and 1993, respectively.

(c)     Litigation

The Company is a party to lawsuits which are generally incidental to its business. Management of the Company does not believe the resolution of such matters will have a significant effect on its financial position or results of operations.


(11)    Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values (thousands of dollars) of the Company's financial instruments for which the estimated fair value of the instrument differs significantly from its carrying amounts at December 31, 1995 and 1994. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                  1995                   1994
                      _______________________  ____________________

                       Carrying        Fair       Carrying       Fair
                        amount         value       amount        value
                       _______      _________   ___________    _______
Interest rate swaps  $      -           349            -           -
Long-term debt -
  Senior Notes      (150,000)       (162,750)    (150,000)    (152,250)
Long-term debt-
  Senior
  Subordinated Notes (50,000)        (53,500)     (50,000)     (49,000)



The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents, accounts receivable and accounts payable:
The carrying amount of these assets and liabilities approximates fair value because of the short maturity of these instruments.

Interest rate swaps: The fair value of the interest rate swap and cap contracts is estimated by obtaining quotations from brokers. The fair value is an estimate of the amounts that the Company would receive (pay) at the reporting date if the contracts were transferred to other parties or canceled by the broker. The carrying amounts of receivables (payables) under interest rate swaps and caps are included in accrued expenses in the accompanying consolidated balance sheets.

Long-term debt: The fair values of the Company's Senior Notes and Senior Subordinated Notes are based on market quotes obtained from dealers. As amounts outstanding under the Company's credit agreements bear interest at current market rates, their carrying amounts approximate fair market value.


(12)    Segment Information

Information relating to the Company's business segments as of and for the years ended December 31, 1995, 1994 and 1993 is as follows (thousands of dollars):

                                            1995      1994     1993
                                           _______  ________ ________
Net revenues:
  In-store marketing                      $ 346,392  230,111  216,319
  Television                                 45,596   46,732   41,517
  Radio                                      43,788   40,785   33,369
                                           _______  ________ ________
                          Total          $ 435,776   317,628  291,205
                                         ========== ======== =========

Operating income (loss):
  In-store marketing                     $  50,530   37,163(a) 21,870(a)
  Television                                16,983(b)15,737    10,707(b)
  Radio                                      9,401    8,681     5,981
  Corporate                                 (3,901)  (3,743)   (3,563)
                                           _______  ________ ________
                          Total          $  73,013    57,838   34,995
                                         ========== ======== ========

Selling,general and administrative expenses:
  In-store marketing                     $  53,716   44,422    42,650
  Television                                 9,726   12,296    11,183
  Radio                                     16,981   16,226    14,473
  Corporate                                  3,793    3,656     3,454
                                        ___________ _________ ________
                          Total          $  84,216    76,600   71,760
                                         ========== ======== =========
Depreciation,amortization and
  writedown of program rights:
  In-store marketing                     $ 17,700    15,428    16,850
  Television                                8,301(b)  7,863     9,460(b)
  Radio                                     5,295     3,920     3,438
  Corporate                                   107        87       110
                                         ___________ _________ ________
                          Total          $  31,403    27,298   29,858
                                         ========== ======== =========
Identifiable assets:
  In-store marketing                     $ 310,637   289,559   269,437
  Television                               146,361   151,127   162,183
  Radio                                     76,971    64,439    51,336
  Corporate                                 17,042     9,022     9,893
                                       _____________ __________ ________
                          Total          $ 551,011   514,147   492,849
                                         ========== ======== =========
Capital expneditures:
  In-store marketing                    $   11,684    10,153    13,612
  Television                                 2,131     2,332     4,271
  Radio                                      3,605     2,809     1,845
  Corporate                                    620        97        76
                                        ____________ _________ ________
                          Total(c)       $  18,040    15,391   19,804
                                         ========== ======== =========



(a) Includes nonrecurring expenses of $4,922,000 in 1994 relating to stock appreciation rights and $3,000,000 in 1993 relating to the shut-down of certain in-store marketing facilities.
(b) Includes writedowns of program rights of $781,000 and $1,678,000 in 1995 and 1993, respectively.
(c) Includes amounts relating to fixed assets obtained in acquisitions, fixed asset additions from barter agreements, and translation adjustments of $2,952,000, $2,120,000 and $1,270,000 in 1995, 1994 and 1993, respectively.


In 1993, one customer in the in-store marketing segment accounted for 10% of the Company's net revenues for the year.

During 1994, the in-store marketing segment reversed certain commission accruals of $1,700,000 which were made in prior years.


(13)    Quarterly Financial Data (Unaudited)

                                First   Second  Third  Fourth
                               quarter quarter quarter quarter Total
                               _______ _______ _______ _______ ______
                          (thousands of dollars, except per share amounts)

1995:
  Net revenues              $83,263   107,094  108,708 136,711  435,776
  Gross profit               36,727    44,756   46,587  60,562  188,632
  Operating income           10,862    17,297   19,314  25,540   73,013
  Net income                  1,492     5,735    8,377  10,967   26,571
  Net income per share          .08       .32      .47     .62     1.50

  1994:
    Net revenues            $65,313    70,025   75,488 106,802  317,628
    Gross profit             31,043    38,525   41,191  55,899  166,658
    Operating income          7,307    13,222   14,803  22,506   57,838
    Net income (loss)          (604)    2,759    6,313  13,831   22,299
    Net income (loss) per share(.20)     (.80)     .36     .79      .15


Gross profit represents net revenues less cost of services.

Operating income is defined as net revenue less cost of services; selling, general and administrative expense; depreciation and amortization; and other charges.

Actmedia reports its operations on a 13-cycle basis whereby the results of operations of three,four-week periods are reported in each of the first three quarters of the fiscal year and four,four-week periods are reported in the fourth quarter of the fiscal year.


The total of net income per share for the four quarters within a given year will not necessarily equal net income per share for the year due to the different periods used to calculate weighted average shares outstanding.


HERITAGE MEDIA CORPORATION                               Schedule I

Financial Information of Registrant
Condensed Balance Sheets
December 31, 1995 and 1994

(Dollars in thousands)


Assets                                         1995         1994
                                             ________     _________

Current assets                              $  6,867       4,245
Property and equipment,net of depreciation     3,521       1,181
Goodwill and other intangibles,net of
  amortization                                 6,356       6,712
Investment in and advances to subsidiaries,
 at equity                                   169,846     141,064
Other assets, net                              4,183           -
                                           ___________ ____________
                                           $ 190,773     153,202
                                           =========== ============

Liabilities and Stockholder's Equity

Current liabilities                        $  8,495        2,326
Deferred income taxes                         4,016        3,369
Long-term debt,excluding current portion     57,862       58,261
                                           ________     ________
            Total liabilities                70,373       63,956
                                           ________     ________

Stockholders' equity:
Preferred stock                                  -            -
Class A common stock                           177          175
Additional paid-in capital                 223,408      219,092
Accumulated deficit                       (101,643)    (128,214)
Accumulated foreign currency
 translation adjustments                    (1,088)      (1,353)
Treasury stock at cost                        (454)        (454)
                                         __________    __________
           Total stockholders' equity      120,400       89,246
                                         __________    __________
                                         $ 190,773     $ 153,202
                                         ==========    ==========

See accompanying notes to condensed financial information.



HERITAGE MEDIA CORPORATION

Financial Information of Registrant
Condensed Statements of Operations
Years ended December 31, 1995, 1994 and 1993

(Dollars in thousands)

                                       1995     1994     1993
                                       _____   ______   ______
Net revenues                          $ 3,410  1,761    1,673
                                       _____   ______   ______

Expenses:

 Cost of services                        828     681       -
 Selling,general and administrative    1,035     726       -
 Depreciation and amortization           560     421    1,514
                                       _____   ______   ______
                                       2,423   1,828    1,514
                                       _____   ______   ______
         Operating income (loss)         987     (67)     159
                                       _____   ______   ______

Other expense:
  Interest                             (6,366) (6,070)  (5,731)
  Other,net                             1,606    (563)    (611)
                                       _____   ______   ______
                                       (4,760) (6,633)  (6,342)
                                       _____   ______   ______

    Loss before equity in
    income of subsidiaries
    and extraordinary item            (3,773) (6,700)  (6,183)

Equity in income of subsidiaries before
 extraordinary item                    36,659  28,999    6,260
                                       _____   ______   ______
        Income before income taxes
         and extraordinary item        32,886  22,299       77

Income taxes                           6,315        -        -
                                     ________ ________  _______
Income before extraordinary item      26,571   22,299       77

Extraordinary item - equity in
  extraordinary items of subsidiary
   - gain on early extinguishment         -        -       435
                                       _____   ______   ______
                                       $26,571 22,299      512
                                       ======= ======   ======

See accompanying notes to condensed financial information.


HERITAGE MEDIA CORPORATION

Financial Information of Registrant
Condensed Statements of Cash Flows
Years ended December 31, 1995, 1994 and 1993

(Dollars in thousands)


                                                1995      1994      1993
                                              ______    ______   _______

Cash flows from operating activities:
   Net income                                  $26,571   22,299      512
   Adjustments to reconcile net income to
    net cash used by operating activities:
      Equity in income of subsidiaries         (38,260) (28,999)   (6,695)
      Depreciation and amortization                560      421     1,514
      Gain on sale of investment                 1,601        -         -
      Other                                          -        -       (95)
      Change in assets and liabilities,
         net of acquisitions                     4,194    (1,044)     175
                                               ______    ______   _______
          Net cash used by operating activities (5,334)   (7,323)  (4,589)
                                               ______    ______   _______

Cash flows from investing activities:
   Investment in and advances to subsidiaries  (15,933)    1,831   (2,201)
   Acquisitions, net of cash acquired                -    (2,457)       -
   Dividends from subsidiaries                  27,693    47,922   11,581
   Purchase of investments                      (7,891)        -        -
   Sale of investments                           5,309         -        -
   Capital expenditures                           (343)     (563)       -
   Proceeds from sale of property                    -         -       13
                                               ______    ______   _______
             Net cash provided by investing
                activities                      8,835    46,733     9,393
                                               ______    ______   _______

Cash flows from financing activities:
   Retirements of long-term debt                 (377)     (245)    (175)
   Issuance of common stock                       676       441      279
   Dividends on preferred stock                     -      (148)   (1,781)
   Retirement of settlement and stock
     appreciation rights                        (3,800) (39,017)   (2,848)
                                               ______    ______   _______
        Net cash used by financing activities   (3,501) (38,969)   (4,525)
                                               ______    ______   _______

Net change during year                              -         -         -
Cash and cash equivalents at beginning of year      -         -         -
                                               ______    ______   _______
Cash and cash equivalents at end of year      $     -         -         -
                                               ______    ______   _______
                                               ______    ______   _______

Cash paid for interest                        $ 6,287    5,725     5,669
                                               ______    ______   _______
                                               ______    ______   _______
Cash paid for income taxes                   $  3,352    4,575     3,160
                                               ______    ______   _______
                                               ______    ______   _______


See accompanying notes to condensed fianancial information.


HERITAGE MEDIA CORPORATION

Notes to Condensed Financial Information

December 31, 1995, 1994 and 1993


(1)     General

        The accompanying condensed financial information of Heritage
        Media Corporation ("Registrant" or the "Company") should be read in conjunction with the consolidated financial statements of the Registrant included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

        Heritage Media Corporation is primarily a holding company.

(2)     Acquisition

        On March 15, 1994, the Company acquired KIHT-FM in St. Louis, Missouri for cash and other consideration aggregating $7,750,000. This acquisition was recognized in the condensed financial statements as follows (thousands of dollars):


         Working capital deficit                             $ (177)
         Property and equipment                                 715
         Goodwill and other intangibles                       7,035
         Long-term debt                                      (5,116)
                                                            _________
                  Total cash paid                            $ 2,457
                                                            ==========


(3)     Other

        See note 6 to consolidated financial statements for a description of the common stock of the Company.


HERITAGE MEDIA CORPORATION AND SUBSIDIARIES

Valuation and Qualifying Accounts

Years ended December 31, 1995, 1994 and 1993

(Dollars in thousands)




                                Additions
                                 charged     Additions
                   Balance      (credited)    charged
                     at          to costs    (credited)                  Balance
                   beginning       and        to other                     at end
Description        of period     expenses    accounts       Write-offs    of period
___________       ___________   __________  ___________   _____________ ____________

Allowance for
doubtful accounts:
Year ended
December 31,  1995   $ 3,079      2,183             -          1,229        4,033
                     ========   ========      =========     ===========    ========
Year ended
December 31,1994     $ 2,778     2,186              -          1,885        3,079
                     ========   ========      =========     ===========    ========
Year ended
December 31, 1993    $ 1,487     3,382               -         2,091       2,778
                     ========   ========      =========     ===========    ========
Deferred tax asset
 valuation
  allowance:
Year ended
December 31, 1995   $ 13,539    (8,696)         (4,843)              -            -
                     ========   ========      =========     ===========    ========
Year ended
December 31,1994    $ 17,936         -          (4,397)             -        13,539
                     ========   ========      =========     ===========    ========
Year ended
December 31,1993    $      -         -          17,936              -        17,936
                     ========   ========      =========     ===========    ========

